EXHIBIT 10.8

LSI INDUSTRIES INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

PREAMBLE

LSI Industries Inc. and each Employer hereby amend and restate the Plan effective as of April 27, 2004 as set forth herein. The Plan was originally effective as of September 15, 1996. The Plan was amended and restated as of July 1, 1998. The Plan was also amended and restated as of July 1, 2002. This Plan is an unfunded deferred compensation arrangement for a select group of management or highly compensated employees who are rendering service to an Employer.

ARTICLE I. DEFINITIONS

1.1	“Beneficiary” shall mean the person or persons entitled to receive the distributions, if any, payable under the Plan upon or after a Participant’s death, to such person or persons as such Participant’s Beneficiary. Each Participant may designate a Beneficiary by filing the proper form with the Committee. A Participant may designate one or more contingent Beneficiaries to receive any distributions after the death of a prior Beneficiary. A designation shall be effective upon said filing, provided that it is so filed during such Participant’s lifetime, and may be changed from time to time by the Participant.

1.2	“Committee” shall mean the Compensation Committee of the Board of Directors of LSI Industries Inc. which is responsible for the administration of this Plan in accordance with the provisions of the Plan as set forth in this document.

1.3	“Compensation” shall mean the total amount of earnings (including bonuses) paid by an Employer to an Executive or which would otherwise be paid but for a deferral election hereunder or a salary reduction election under any Section 401(k) or 125 plan.

1.4	“Deferred Compensation Account” shall mean the account to be established by an Employer as a book reserve to reflect the amounts deferred by a Participant, the amounts credited by the Employer, and the earnings adjustment under Article VI. A Participant’s Deferred Compensation Account shall be reduced by distributions under Section 6.2, Article VII and Article VIII.

1.5	“Effective Date” shall mean April 27, 2004 for purposes of this amendment and restatement.

1.6	“Employer” shall mean LSI Industries Inc., any affiliate of LSI Industries Inc. (whether or not incorporated) which has adopted the Plan with the consent of LSI Industries Inc., or any successor or assignee of any of them.

1.7	“Executive” shall mean any employee designated by the Committee (in conjunction with senior management of LSI Industries Inc.) as a member of the select group of management or highly compensated employees eligible for participation in this Plan.

1.8	“Participant” shall mean any Executive who has a right to a benefit under the Plan and a person who was such at the time of his death or termination of service and who retains, or whose Beneficiary retains, a benefit under the Plan which has not been distributed.

1.9	“Plan” shall mean the LSI Industries Inc. Nonqualified Deferred Compensation Plan as described in this instrument, amended and restated effective July 1, 2002, and, as may be amended thereafter.

1.10	“Plan Year” shall mean the 12-consecutive month period beginning on July 1.

ARTICLE II. PARTICIPANT’S ELECTION TO DEFER

2.1	Each Executive may elect to have up to 100% of his Compensation (in whole percentages) for a Plan Year deferred and credited with earnings in accordance with the terms and conditions of the Plan. The Committee may allow separate elections with respect to regular earnings and bonuses.

2.2	An Executive desiring to exercise an election under Paragraph 2.1 shall notify the Committee of his deferral election. Such notice must be in writing, on a form provided by the Committee, and delivered to the Committee by such date as the Committee shall specify, but in all events before the first day of the Plan Year to which such election is to apply.

2.3	A deferral election shall be effective with respect to the entire Plan Year to which it relates and may not be modified or terminated for that Plan Year; provided, however, in the Plan year beginning July 1, 2002, Participants may increase their deferral election during a two week period designated by the Committee.

2.4	The Compensation otherwise payable to the Executive during the Plan Year shall be reduced pursuant to the Executive’s election under this Article II. Such amounts shall be credited to the Executive’s Deferred Compensation Account.

ARTICLE III. EMPLOYER MAKE-UP ALLOCATIONS

3.1

If, by reason of an election under Article II, a Participant receives a smaller allocation of Employer contributions and/or forfeitures under the LSI Industries Inc. Retirement Plan for a plan year of that plan than he would have received had no such election been made, then there shall be credited to the Participant’s Deferred Compensation Account an amount equal to the amount which bears the same relationship to the amounts deferred under Article II and credited to the Participant’s Deferred Compensation Account during the Plan Year as the Participant’s allocations (of Employer contributions and/or forfeitures) under the LSI Industries Inc. Retirement Plan bear to the Participant’s compensation taken into account under that plan. Such amount shall be credited to the Participant’s Deferred Compensation Account at such time as the Committee shall determine.

3.2	(a) If, by reason of the application of the compensation limitation imposed by Section 401(a)(17) of the Internal Revenue Code of 1986 (or any corresponding successor provision), including any provision in the LSI Industries Inc. Retirement Plan providing such limitation, a Participant receives a smaller allocation of Employer contributions and/or forfeitures under the LSI Industries Inc. Retirement Plan for any plan year of that plan than he would have received had no such limitation been in effect, then there shall be credited to his Deferred Compensation Account the amount determined under (b) below. Such amount shall be credited to the Participant’s Deferred Compensation Account at such time as the Committee shall determine.

(b) The amount hereunder shall be equal to the amount which is the same percentage of the Participant’s compensation (as defined in the LSI Industries Inc. Retirement Plan) in excess of the compensation limitation referred to in (a) above as the percentage allocated under the LSI Industries Inc. Retirement Plan on compensation in excess of the Social Security taxable wage base (but not in excess of the limitation referred to in (a) above).

ARTICLE IV. LSI INCENTIVE ALLOCATIONS

4.1	Subject to Paragraph 4.2, each Participant shall be eligible for an Employer incentive allocation for a Plan Year, to be determined in accordance with Paragraph 4.3, if he satisfies both of the following requirements:

(a)	The Participant must have elected to make Compensation deferrals under the Plan for the Plan Year of the LSI incentive allocation, the immediately preceding Plan Year and/or the second preceding Plan Year; and

(b)	The Participant must be employed by an Employer at the time the Committee determines that the Performance Goal (defined below) was satisfied for the Plan Year.

4.2	The Employer shall make an incentive allocation determined under Paragraph 4.3 below only if the Performance Goal (defined below) is met for the Plan Year as determined in the sole discretion of the Committee.

(a)	“Performance Goal” shall mean a Return on Beginning Shareholders’ Equity as determined in the sole discretion of the Committee each year based on the annual operating plan for the relevant fiscal year.

4.3	If the Performance Goal (defined above) is met for a Plan Year, those Participants eligible for an Employer incentive allocation under Paragraph 4.1 above shall receive such an allocation determined by the Committee as follows:

(a)	The Committee shall determine the number of LSI Common Shares deemed to have been acquired during the Plan Year and each of the two immediately preceding Plan Years with the Compensation deferrals for such years.

In making that determination, the Committee shall consider only Compensation deferrals for a Plan Year up to 40% of the Participant’s Compensation.

(b)	The Committee shall determine the percentages applicable to each eligible Participant for the current Plan Year and for each of the two preceding Plan Years from the following:

	Return on Average Shareholders’ Equity
	At least Performance Goal but less than Performance Goal plus 0.5%	At least Performance Goal plus 0.5% but less than Performance Goal plus 1.0%	Performance Goal plus 1.0% or more
Corporate Officers and Top Executives	20%	25%	30%

All Other Employees	10%	12.5%	15%

The Participant’s status (as a “corporate officer” or “top executive”) as determined by the Committee at the end of the Plan Year in which he makes his Compensation deferrals will determine the level of Employer allocations under this Paragraph attributable to such Compensation deferrals for that Plan Year.

(c)	The applicable percentages determined for a Participant for the Plan Year and the two immediately preceding Plan Years shall be applied against the number of LSI Common Shares determined for the respective Plan Years (under (a) above). The resulting number shall be rounded to the nearest whole share.

(d)	The Committee shall determine the value of the number of LSI Common Shares (determined under (c) above) as of such date as it deems appropriate. That amount shall be credited to the Participant’s Deferred Compensation Account at such time as the Committee shall determine.

ARTICLE V. PARTICIPANT’S INTEREST

No Participant or his designated Beneficiary shall acquire any property interest in his Deferred Compensation Account or any other assets of the Employer, their rights being limited to receiving from the Employer a deferred payment as set forth in this Plan, and these rights are conditioned upon continued compliance with the terms and conditions of this Plan. To the extent that any Participant or Beneficiary acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.

ARTICLE VI. CREDITING OF EARNINGS

6.1	General. There shall be credited to the Deferred Compensation Account of each Participant an additional amount of earnings (or losses) determined under this Article VI.

6.2	Investment of Compensation Deferrals in LSI Common Shares. All Compensation deferrals for a Plan Year shall be credited with earnings (or losses) as though invested primarily in LSI Common Shares. Participants who, prior to the amendment and restatement, had amounts attributable to their Deferred Compensation Account credited with earnings or losses based on any investment election other than the LSI Common Shares investment election shall receive a cash distribution before July 1, 1998 equal to such value of all accounts subject to such other investment elections under the Plan as it then existed.

6.3	Employer Allocations. Employer allocations under Article III and Article IV shall be credited with earnings (or losses) as if it were invested primarily in LSI Common Shares. The Participant shall have no right to elect that alternative investments be used.

6.4	Determination of Rate of Return. The Committee shall determine the rate of return throughout each Plan Year quarter or other period for the investment in LSI Common Shares and any other investment required to maintain the liquidity of the Plan.

6.5	Investment Adjustment. For each Plan Year quarter or other period, the Participant’s Deferred Compensation Account shall be increased or decreased as if it had earned the rate of return corresponding to the amount determined by the Committee under Paragraph 6.5. Such increase or decrease shall be based on the balance in the Deferred Compensation Account throughout the Plan Year quarter or other period and shall be credited at such time as the Committee in its sole discretion shall determine.

ARTICLE VII. PLAN BENEFITS

7.1	(a) A Participant’s rights to that portion of his Deferred Compensation Account attributable to his Compensation deferrals under Article II (as adjusted for earnings and losses) shall be nonforfeitable at all times.

(b) A Participant shall have a vested interest in that portion of his Deferred Compensation Account attributable to Employer allocations under Article III and Article IV (as adjusted for earnings and losses) determined in accordance with the following schedule:

YEARS OF VESTED SERVICE	PERCENTAGE
Less than two	0
Two but less than three	20
Three but less than four	40
Four but less than five	60
Five but less than six	80
Six or more	100

For purposes of this Paragraph, “Years of Vested Service” shall be determined in accordance with the provisions of the LSI Industries Inc. Retirement Plan.

(c) Notwithstanding Paragraph 7.1(b) above, Employer allocations under Article III and Article IV (as adjusted for earnings and losses) shall become fully vested upon the Participant’s retirement after age 62 and completion of at least three (3) years of service, disability or death.

(d) Notwithstanding any provision to the contrary, Employer allocations under Article III and Article IV (as adjusted for earnings and losses) shall be forfeited if the Participant commits any dishonest act or violates any noncompete or nonsolicitation agreement (as the Committee in its sole discretion shall determine).

7.2	(a) At the time an Executive makes his first deferral election under Article II, he shall also elect to have the amounts represented by his Deferred Compensation Account paid in one of the following two forms commencing as soon as administratively feasible upon termination of his service with all Employers:

(1)	single lump sum payment, or

(2)	approximately equal annual installments to last not more than 10 years.

If installment payments are in effect, the Participant’s Deferred Compensation Account shall continue to be credited with earnings (or losses) under Article VI until payment of the final installment.

(b) A Participant may change the election referred to in (a) above. Payment shall be made in accordance with any such changed election only if the Participant terminates service with all Employers at least one year following the date of the election. Otherwise, the payment shall be made in accordance with the election (if any) in effect immediately prior to the changed election.

(c) If a Participant has no election concerning the form of benefit payment under this Paragraph 7.2 in effect at the time he terminates service with all Employers, payment shall be made in a single lump sum payment.

(d) Elections shall be made in writing, on a form provided by the Committee, and shall be made in accordance with the rules established by the Committee.

7.3	Distribution of Benefits. Participants shall receive benefit payments in the form of cash. Any expenses attributable to such payment may be deducted from the Participant’s Deferred Compensation Account.

7.4	Hardship Distribution. Subject to the approval of the Committee, a Participant may withdraw all or a portion of his Deferred Compensation Account in the event of a hardship in cash. A hardship distribution shall only be made in the event of an unforeseeable emergency that would result in severe financial hardship to the Participant if hardship distributions were not permitted. Withdrawals of amounts because of an unforeseeable emergency shall only be permitted to the extent reasonably needed to satisfy the emergency need. An unforeseeable emergency is defined as severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependant of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. An unforeseeable emergency shall also include the death of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent such hardship is or may be received (1) through reimbursement or compensation by insurance or otherwise or (2) by cessation of deferrals under the Plan.

7.5	Other Distributions. Subject to the approval of the Committee, a Participant may withdraw all or a portion of his Deferred Compensation Account in cash in the event a written request is made nine (9) months in advance of such withdrawal.

ARTICLE VIII. DEATH

Upon the death of a Participant prior to commencement of payment under Article VII, the amounts represented by the Participant’s Deferred Compensation Account, increased by any amounts due to be credited but not yet credited under Article II, Article III or Article IV shall be payable to the Participant’s Beneficiary as soon as administratively feasible in the form of distribution elected by the Participant pursuant to Paragraph 7.2(a). If the Participant has already commenced receiving the amounts represented by the Participant’s Deferred Compensation Account in the installment payment form, the installment payments shall continue to be paid to the Participant’s Beneficiary. The Beneficiary shall receive any benefit payments in the form of cash. The Beneficiary shall be eligible to request a Hardship Withdrawal pursuant to Paragraph 7.4, or otherwise shall be able to request a change to a final single lump sum withdrawal provided that a written request is made twelve (12) months in advance of such withdrawal.

ARTICLE IX. NON-ASSIGNABLE/NON-ATTACHMENT

Except as required by law, no right of the Participant or designated Beneficiary to receive payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law and any attempt, voluntary or involuntary, to effect any such action shall be null and void and of no effect. An Employer may not assign its obligations hereunder.

ARTICLE X. CONSTRUCTION

This Plan shall be construed under the laws of the State of Ohio. Article headings are for convenience only and shall not be considered as part of the terms and provisions of the Plan. The Committee shall have full power and authority to interpret, construe and administer this Plan.

ARTICLE XI. AMENDMENT OR TERMINATION OF PLAN

The Plan may be terminated at any time or amended in whole or in part from time to time by LSI Industries Inc. provided that no such termination or amendment may directly or indirectly reduce a Participant’s Deferred Compensation Account (other than through a distribution thereof to the Participant (or his Beneficiary in the event of his death)); and any such amendment shall be binding on each Employer, Participant and designated Beneficiary.

ARTICLE XII. MISCELLANEOUS

12.1	Neither this Plan, nor any action of LSI Industries Inc., an Employer or the Committee, nor any election to defer Compensation hereunder shall be held or construed to confer on any person any legal right to be continued as an employee of LSI Industries Inc. or any Employer.

12.2	LSI Industries Inc. and the Participant’s Employer shall have the right to deduct from all payments and amounts credited hereunder any taxes required by law to be withheld with respect to any benefits under this Plan.

IN WITNESS WHEREOF, LSI Industries Inc. and each Employer, with the consent of LSI Industries Inc., have caused this amended and restated Plan to be executed as of this 27th day of April, 2004.

LSI INDUSTRIES, INC.

By:	/s/ Ronald S. Stowell